Filed Pursuant to Rule 433 of the Securities Act

Registration No. 333-155644

333-155644-01

February 3, 2009

Final Pricing Terms

Sunoco Logistics Partners Operations L.P.

Senior Notes Due 2014

Issuer	Sunoco Logistics Partners Operations L.P.

Security Type	Senior Notes

Ratings	Baa2 / BBB (stable/stable)

Principal Amount	$175,000,000

Pricing Date	February 3, 2009

Settlement Date	February 6, 2009

Maturity Date	February 15, 2014

Treasury Benchmark	1.75% due January 31, 2014

Benchmark Price	99-17

Benchmark Yield	1.849%

Reoffer Spread to Benchmark	+690.1 bps

Reoffer Yield	8.75%

Coupon	8.75%

Reoffer Price (%)	99.995%

Gross Spread	0.60%

Price to Sunoco Logistics Partners Operations L.P.	99.395%

All-in Yield	8.901%

CUSIP/ISIN	86765B AF6/US86765BAF67

Make-whole call	Make-Whole Call at any time at the greater of par or a discount rate of Treasury plus 50 basis points

Payment Dates	Semi-annually each February 15 and August 15, beginning August 15, 2009

Jt. Bookrunning Managers

(Economics)	Citigroup Global Markets Inc. (35.2%)

UBS Securities LLC (35.2%)

Co-Managers (Economics)	Mitsubishi UFJ Securities International plc (3.7%)

Barclays Capital Inc. (3.7%)

Greenwich Capital Markets, Inc. (3.7%)

CREDIT SUISSE SECURITIES (USA) LLC (3.7%)

Deutsche Bank Securities Inc. (3.7%)

KeyBanc Capital Markets Inc. (3.7%)

SunTrust Robinson Humphrey, Inc. (3.7%)

Wachovia Capital Markets, LLC (3.7%)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a base prospectus) and a prospectus supplement, with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus supplement for this offering, the base prospectus in that registration statement and other documents the issuer (including its parent, Sunoco Logistics Partners L.P.) has filed with the SEC for more complete information about the issuer (including its parent, Sunoco Logistics Partners L.P.) and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, you may obtain a copy of the prospectus supplement from Citigroup Global Markets Inc. by calling 877-858-5407 or UBS Securities LLC by calling 877-827-6444 ext 561-3884.